Exhibit 99.1

GSE ANNOUNCES TIMELINE CHANGES FOR COMPANY SALE

Houston, TX, March 14, 2014 — GSE Holding, Inc. (“GSE” or the “Company”) (OTCQB: GSEH), a leading global provider of highly engineered geosynthetic containment solutions for environmental protection and confinement applications, today announced that the Company and its senior secured lenders have amended the Company’s secured first lien credit facility and its secured revolving super priority credit facility to extend certain milestones relating to the sale of the Company.  Additionally, the lenders have agreed to eliminate the requirement of an interest reserve, the result of which provides an additional $1.3 million of liquidity to the Company.

“Over the last several months, with the help of Moelis & Company, LLC, the Company has been engaged in a robust process with respect to the sale,” said President and CEO Chuck Sorrentino.  “In the meantime, our global employees are continuing to provide our customers with excellent products and services as they have come to expect from GSE.”

Pursuant to the amendments announced today, the Company now has until April 21, 2014 under its secured first lien credit facility and April 30, 2014 under its secured revolving super priority credit facility to close a sale of its business acceptable to the lenders.

About GSE Holding, Inc.

GSE is a global manufacturer and marketer of geosynthetic lining solutions, products and services used in the containment and management of solids, liquids and gases for organizations engaged in waste management, mining, water, wastewater and aquaculture.

GSE has a long history of manufacturing quality geosynthetic lining systems and developing innovative products. The Company’s principal products are polyethylene-based geomembranes, geonets, geocomposites, geosynthetic clay liners, concrete protection liners and vertical barriers. GSE manufactures products primarily to line or cap hazardous and non-hazardous waste landfills, contain materials generated in certain mining processes, and contain water, liquid waste and industrial products in ponds, tanks, reservoirs, sewers and canals. Headquartered in Houston, Texas, USA, GSE maintains sales offices throughout the world and manufacturing facilities in the US, Chile, Germany, Thailand, China and Egypt.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. These statements may include words such as “anticipate,” “believe,” “expect,” “intend,” “may” and other words and terms of similar meaning, including in connection with any discussion of the timing or nature of future financial performance or other events. Such forward-looking statements are subject to certain risks and uncertainties, including the outcome of the Company’s sale process, the values placed upon the Company by third parties in the sale process, whether the Company’s creditors will receive payment in full or the Company’s stockholders will receive any recovery in connection with the sale process, whether the Company is able to satisfy any conditions to funding under its secured revolving super priority credit facility, whether a trading market for the Company’s common stock will exist on the OTCQB Marketplace and other factors disclosed by the Company from time to time in its filings with the Securities and Exchange Commission, including those described under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. As a result of these factors, the Company’s actual results may differ materially from those indicated or implied by such forward-looking statements. Except as required by law, the Company disclaims any obligation to publicly update such statements.

To learn more about GSE Environmental, please visit http://www.gseworld.com.

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Press Contact:
Daniel Storey
Senior Vice President and Chief Financial Officer
281-230-6733
dstorey@gseworld.com